                          SUBORDINATED PROMISSORY NOTE



$9,000,000
Dallas, Texas                                                 September 30, 1996


          FOR VALUE RECEIVED, the undersigned, GENICOM CORPORATION, a Delaware corporation, ("Borrower"), hereby promises to pay to the order to TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation ("Lender"), at the Payment Account (hereinafter defined), by wire transfer of immediately available funds, or to such other place as Lender may specify in writing from time to time, the principal sum of NINE MILLION AND NO/100 DOLLARS ($9,000,000), together with interest as hereinafter described, on the terms set forth below.

SECTION 1.  DEFINITIONS.

          (a) As used in this Subordinated Promissory Note, the following terms shall have the respective meanings indicated hereinbelow.

          "Applicable Law" means the applicable laws of the State of Texas or laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

          "Borrower" means Genicom Corporation, a Delaware corporation.

          "Borrower's Obligations" means all of the obligations of Borrower to Lender whenever arising, under this Note or any of the other Loan Documents.

          "Business Day" means any day that is not a Saturday, Sunday or day on which banks are required or permitted to be closed in the State of Texas.

          "Credit Agreement" shall mean that certain Credit Agreement dated as of January 12, 1996 among Genicom Corporation, as Borrower, the Subsidiaries of the Borrower from time to time party thereto, the several lenders from time to time party thereto and NationsBank of Texas, N.A., as Agent for the lenders (in such capacity, "Agent"), as amended by (i) that certain letter agreement dated as of





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January 29, 1996 from Agent and agreed and accepted to by Borrower, (ii) that certain Second Amendment to Credit Agreement and Security Agreement dated as of March 29, 1996, (iii) that certain letter agreement June 14, 1996 from Agent and agreed and accepted to by Borrower, and (iv) that certain Third Amendment to Credit Agreement and Security Agreement dated as of September 30, 1996, as the same may be amended, modified, supplemented, extended, restated, refinanced, replaced or restated from time to time.

          "Credit Party" means any of Borrower or any Guarantors.

          "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Domestic Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "Event of Default" has the meaning set forth in Section 6 of this Note.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

          "Guarantors" means each of the Guarantors party to the Guaranty and Security Agreement and each additional credit party which may hereafter execute a Joinder Agreement, together with their permitted successors and assigns.

          "Guaranty and Security Agreement" means the Subordinated Guaranty and Security Agreement of even date herewith by Borrower, Guarantors and Lender.

          "Incorporated Affirmative Covenants" has the meaning set forth in
Section 4 of this Note.

          "Incorporated Covenants" means the Incorporated Affirmative Covenants and the Incorporated Negative Covenants.

          "Incorporated Negative Covenants" has the meaning set forth in
Section 5 of this Note.





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



          "Incorporated Representations and Warranties" has the meaning set forth in Section 3 of this Note.

          "Joinder Agreement" means the Joinder Agreement substantially in the form attached hereto as EXHIBIT A.

          "Letter Agreement" means the letter dated the date hereof from Lender to NationsBank of Texas, N.A. ("NationsBank") and agreed to and accepted by NationsBank, Borrower and the Guarantors.

          "Loan Documents" means this Note, the Joinder Agreement, the Guaranty and Security Agreement, the Pledge Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, including, without limitation, all additional documents or instruments required to be executed and delivered in connection with the attachment and perfection of Lender's security interests and liens.

          "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of Borrower or of Borrower and its Subsidiaries taken as a whole, (ii) the ability of any Credit Party to perform any material obligation under the Loan Documents or (iii) the material rights and remedies of Lenders under the Loan Documents.

          "Maturity Date" means the maturity of this Note, which is September 25, 1998, as the same may be hereafter accelerated pursuant to the provisions of this Note.

          "Maximum Lawful Rate" means the maximum rate of interest permitted under Applicable Law.

          "Note" means this Subordinated Promissory Note, as the same may be amended, modified, substituted, exchanged or replaced from time to time.

          "Payment Date" means each of the following dates: December 27, 1996; March 28, 1997; June 27, 1997; September 26, 1997; December 26, 1997; March 27,
1998; June 26, 1998 and September 25, 1998.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or governmental (whether federal, state, county,





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city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          "Pledge Agreement" means the Subordinated Pledge Agreement of even date herewith by Borrower, Guarantors and Lender.

          "Purchase Agreement" means the Asset Purchase Agreement Concerning the Printer Business of Texas Instruments Incorporated between Texas Instruments Incorporated and Genicom Corporation dated July 22, 1996, as the same may be amended, modified or supplemented, from time to time.

          "Senior Agent" has the meaning set forth in the Letter Agreement.

          "Senior Credit Documents" has the meaning set forth in the Letter Agreement.

          "Senior Debt" has the meaning set forth in the Letter Agreement.

          "Senior Lenders" has the meaning set forth in the Letter Agreement.

          "Subordinated Debt" has the meaning set forth in the Letter
Agreement.

          (b) For purposes of the incorporated provisions of the Credit Agreement (including, without limitation, the Incorporated Representations and Warranties, the Incorporated Affirmative Covenants and the Incorporated Negative Covenants), (A) all references in the Incorporated Representations and Warranties, the Incorporated Affirmative Covenants and the Incorporated Negative Covenants to a "Lender", the "Required Lenders" or the "Agent" shall be deemed to refer to Lender, (B) all references in the Incorporated Representations and Warranties, the Incorporated Affirmative Covenants and the Incorporated Negative Covenants to "Agreement" and "Credit Agreement" shall refer to this Note, (C) all references in the Incorporated Representations and Warranties, the Incorporated Affirmative Covenants and the Incorporated Negative Covenants to "Credit Documents" shall refer to the Loan Documents, and
(D) all references in the Incorporated Representations and Warranties, the Incorporated Affirmative Covenants and the Incorporated Negative Covenants to





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"Default" or an "Event of Default" shall refer to a Default or an Event of
Default under this Note.

          (c) The terms "Bankruptcy Event", "Change of Control", "Code", "Environmental Law", "ERISA", "ERISA Affiliate", "Excess Cash Flow", "Governmental Authority", "Indebtedness", "Liens", "Materials of Environmental Concern", "Multiemployer Plan", "Multiple Employer Plan", "Permitted Liens", "PBGC", "Plan", "Property", "Release", "Revolving Committed Amount", "Single Employer Plan", "Subsidiaries", "Termination Event", Tranche A Term Loan" and "Tranche B Term Loan" shall have the respective meanings set forth in the Credit Agreement as it exists on the date hereof; provided that the term Permitted Liens shall also include the Liens of the Senior Agent under the Senior Credit Documents.

SECTION 2.  PAYMENTS/INTEREST.

     2.1 INTEREST PAYMENTS. Borrower shall pay interest on this Note quarterly on the Payment Date, commencing with December 27, 1996. Interest will accrue on the unpaid principal balance hereof outstanding at the lesser of
(i) the Maximum Lawful Rate or (ii) a rate per annum equal to eight and one half percent (8.5%).

     2.2 PAYMENT AT MATURITY. All unpaid principal and accrued but unpaid interest shall be due and payable, in full, on the Maturity Date.

     2.3 OVERDUE AMOUNTS. Borrower shall pay interest on the overdue principal and, to the extent permitted by applicable law, overdue interest, at a rate per annum equal to the lesser of (i) the Maximum Lawful Rate or (ii) four percent (4%) in excess of the rate borne by this Note.

     2.4 COMPUTATIONS. Interest will be computed on the basis of a 360 day year of 30 day months.

     2.5 VOLUNTARY PREPAYMENTS. This Note may be prepaid in whole or in part prior to the Maturity Date.

     2.6 MANDATORY PREPAYMENTS. Within 120 days after the end of each fiscal year of Borrower and its Subsidiaries (commencing with the fiscal year ended January 1, 1997) Borrower shall prepay the principal of this Note in an aggregate amount equal to 25% of the Excess Cash Flow for such prior fiscal year.





                                       5
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



SECTION 3. REPRESENTATIONS AND WARRANTIES. Borrower hereby covenants and agrees with Lender that all of the representations and warranties contained in
Section 6 (other than Section 6.1(b)) of the Credit Agreement (together with any defined terms set forth in Section 1 of the Credit Agreement utilized in such representations and warranties unless such terms are otherwise defined herein and any disclosure schedules related thereto), as in effect on the date hereof, but excluding those which expressly relate to an earlier date (the "Incorporated Representations and Warranties") are hereby incorporated by reference and shall be as binding on Borrower as if set forth fully herein.

SECTION 4. AFFIRMATIVE COVENANTS. Borrower hereby covenants and agrees with Lender that all of the affirmative covenants contained in Sections 7.1(a),
(b)(i), (c), (f), (i), (j), (k) and (l), 7.2 through 7.8, inclusive, 7.10,
7.12, 7.13 (to the same extent that such section requires that any Property of Borrower or any Guarantor be pledged to the Senior Lenders and/or the Senior Agent for the benefit of the Senior Lenders) and 7.15 of the Credit Agreement (together with any defined terms set forth in Section 1 of the Credit Agreement utilized in such affirmative covenants unless such terms are otherwise defined herein and any disclosure schedules related thereto), as in effect on the date hereof, but excluding those which expressly relate to an earlier date (the "Incorporated Affirmative Covenants") are hereby incorporated by reference and shall be as binding on Borrower as if set forth fully herein. The incorporation of Incorporated Affirmative Covenants shall survive the termination of the Credit Agreement.

SECTION 5. NEGATIVE COVENANTS. Borrower hereby covenants and agrees with Lender that all of the negative covenants contained in Sections 8.1 through
8.13 inclusive of the Credit Agreement (together with any defined terms set forth in Section 1 of the Credit Agreement utilized in such negative covenants unless such terms are otherwise defined herein and any disclosure schedules related thereto), as in effect on the date hereof, but excluding those which expressly relate to an earlier date (the "Incorporated Negative Covenants") are hereby incorporated by reference and shall be as binding on Borrower as if set forth fully herein. The incorporation of Incorporated Negative Covenants shall survive the termination of the Credit Agreement. Lender hereby agrees that in the event Borrower or any of its Subsidiaries is permitted to make any sale, lease, transfer or other disposition of Property under Section 8.4 of the Credit Agreement as it exists on the date hereof and provided that the proceeds thereof are (i) if required to be applied as a mandatory prepayment under the Credit Agreement as it exists on the date





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hereof, applied to a mandatory prepayment of the Senior Debt on the terms set forth in the Credit Agreement as it exists on the date hereof and (ii) if not required to be applied as a mandatory prepayment under the Credit Agreement as it exists on the date hereof, applied as required under the Credit Agreement as it exists on the date hereof or as a prepayment of the Senior Debt, Lender shall release its Lien on the asset subject to such sale.

SECTION 6.  EVENTS OF DEFAULT.   An Event of Default shall exist upon the
occurrence of any of the following specified events (each an "Event of Default"):

     (a)  Payment.  Any Credit Party shall

          (i) default in the payment when due of the principal of this Note;

          (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on this Note or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith; or

     (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made (including, without limitation, the Incorporated Representations and Warranties); or

     (c)  Covenants.  Any Credit Party shall

          (i) default in the due performance or observance of any of the Incorporated Covenants contained in Sections 7.2, 7.12, 7.15 or 8.1 through 8.13, inclusive of the Credit Agreement as it exists on the date hereof, or

          (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 6) contained in this Note (including,





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     without limitation, the Incorporated Covenants) and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by Lender; or

     (d) Other Loan Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents (subject to applicable grace or cure periods, if any), or
(ii) any Loan Document shall fail to be in full force and effect or to give Lender the Liens, rights, powers and privileges purported to be created thereby; or

     (e) Guaranties. The guaranty given by any Guarantor under the Guaranty and Security Agreement or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

     (f) Bankruptcy Event. Any Bankruptcy Event shall occur with respect to Borrower or any of its Subsidiaries; or

     (g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Note and the Senior Debt) in excess of $5,000,000 in the aggregate for Borrower and each of its Subsidiaries taken as a whole, (i) Borrower or any of its Subsidiaries shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance of any term, covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (after the giving of any required notice or the passing of any required period of time or both), any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or





                                       8
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     (h)  Judgments.  One or more judgments or decrees shall be entered against
Borrower or any of its Subsidiaries involving a liability of $5,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

     (i) ERISA. Any of the following events or conditions, if such event or condition could have a Material Adverse Effect: (1) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of Borrower, any of the Subsidiaries of Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (2) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of Lender, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) Borrower, any of the Subsidiaries of Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject Borrower, any of the Subsidiaries of Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which Borrower, any of the Subsidiaries of Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

     (j)  Ownership.  There shall occur a Change of Control;  or

     (k) Credit Agreement. As a result of the occurrence of any Event of Default under and as defined in the Credit Agreement the Indebtedness thereunder shall have been declared due and payable prior to its stated maturity.





                                       9
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Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by Lender or cured to the satisfaction of Lender, Lender may by written notice to the Credit Parties take any of the following actions without prejudice to the rights of Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein: (i) declare the unpaid principal of and any accrued interest in respect of this Note and any and all other indebtedness or obligations of any and every kind owing by Borrower to Lender hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and/or (ii) enforce any and all rights and interests created and existing under the Loan Documents and all rights of set-off. Notwithstanding the foregoing, if an Event of Default specified in Section 6.1(f) shall occur, then this Note and all accrued interest in respect hereof and other indebtedness or obligations owing to Lender hereunder automatically shall immediately become due and payable without the giving of any notice or other action by Lender.

SECTION 7. SUBORDINATED PROVISIONS. To the extent and in the manner set forth in the Letter Agreement, the Subordinated Debt (and guarantees thereof by the Guarantors) is subordinate and junior in right of payment to the payment in full in cash of all of the Senior Debt.

SECTION 8. ATTORNEYS' FEES AND EXPENSES. If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Borrower promises and agrees to pay all reasonable out-of-pocket costs of collection, including, without limitation, reasonable attorneys' fees and court costs.

SECTION 9. WAIVERS. Except as otherwise expressly provided herein or in the Loan Documents, Borrower, and all co-makers, endorsers, guarantors and sureties, for themselves and their respective successors and assigns, hereby severally waive diligence, presentment for payment, protest and demand, notice of intent to accelerate, notice of acceleration, notice of protest, demand, and notice of dishonor and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time before, at or after maturity of the obligations evidenced hereby, without in any way affecting the liability of Borrower hereunder or of any guarantor or





                                       10
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endorser or the validity of any lien or security interest given to secure payment hereof.

SECTION 10. SUCCESSORS AND ASSIGNS. This Note shall be binding upon Borrower, its successors and assigns, and shall inure to the benefit of the successors and assigns of the holder. Borrower may not, without the prior written consent of Lender, which may be withheld in Lender's sole and absolute discretion, assign this Note.

SECTION 11. MISCELLANEOUS. Paragraph headings appearing in this Note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Note. This Note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of the holder. If any provision of this Note shall be determined by any court of competent jurisdiction to be illegal or unenforceable, then that provision only shall be of no force and effect and shall be deemed excised herefrom, and the remainder of the provisions of this Note shall be enforced. This Note and the Loan Documents embody the entire agreement and understanding between the holder and Borrower and other parties with respect to the indebtedness to be evidenced by this Note and supersede all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Neither this Note nor any other Loan Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by the party to be bound. Borrower acknowledges and agrees that there are no oral agreements between Borrower and the holder which have not been incorporated in this Note and the other Loan Documents.

SECTION 12. GUARANTEES; SECURITY. The obligations of Borrower under this Note are guaranteed by the Guarantors under the Guaranty and Security Agreement and this Note is secured by the Guaranty and Security Agreement, the Pledge Agreement and all of the other Loan Documents.

SECTION 13. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS FROM TIME TO TIME IN EFFECT AND APPLICABLE FEDERAL LAW.

SECTION 14. ENTIRE AGREEMENT. THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN





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


BORROWER AND THE HOLDER, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 15. NOTICES. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below or at such other address as such party may specify by written notice to the other parties hereto:

          if to the Borrower or the Guarantors:

               Genicom Corporation
               14800 Conference Center Drive
               Suite 400, Westfields
               Chantilly, Virginia 22021-3806
               Attn:  James C. Gale
               Telephone:  (703) 802-9259
               Telecopy:   (703) 802-8618

          if to Lender:

               Texas Instruments Incorporated
               7839 Churchill Way
               P.O. Box 650311, MS 3995
               Dallas, Texas 75265
               Attn:  Charles D. Tobin
               Telephone:  (972) 917-3810
               Telecopy:   (972) 917-3804

               with copies to:

               Texas Instruments Incorporated
               P.O. Box 655747 MS 241
               Dallas, Texas  75265
               Attn:  Richard J. Agnich, Esq.
               Telecopy:  (972) 995-3511


SECTION 16.  PAYMENT OF EXPENSES, ETC.





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     Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of Lender in connection with the negotiation, preparation, execution and delivery (not to exceed $15,000) and administration of the Loan Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Weil, Gotshal & Manges LLP, special counsel to Lender) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under the Loan Documents and Lender in connection with enforcement of the Loan Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for Lender); (ii) pay and hold Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to Lender) to pay such taxes; and (iii) indemnify Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result or, or arising out of, or in any way related to, or by reason of (A) any investigation, litigation or other proceeding (whether or not Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Loan Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (B) the presence or Release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by Borrower or any of its Subsidiaries, or the failure by Borrower or any of its Subsidiaries to comply with any Environmental Law (but excluding, in the case of either of clause (A) or (B) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of negligence or willful misconduct on the part of the Person to be indemnified).

SECTION 17. CONFIDENTIALITY. Lender agrees that for a period of three (3) years from the date of receipt of





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information marked "proprietary" (or comparable legend) provided by Borrower pursuant to any Loan Document, Lender shall not disclose it to any other Person, other than to Lender's employees, representatives, attorneys, agents or affiliates for the purposes of the Loan Documents. Lender shall use the same degree of care to avoid publication or dissemination of such information as Lender employs with respect to its own information which it does not desire to have published or disseminated. Notwithstanding the foregoing, such information shall not be deemed proprietary and Lender shall have no obligation with respect to any such information which:

     (1)  is already known to Lender; or

     (2)  is or becomes publicly known through no wrongful act of Lender; or

     (3) is rightfully received from a third party without restriction and without breach of this Section 17; or

     (4)  is independently developed by Lender; or

     (5) is furnished to a third party by Borrower or any Guarantor without a similar restriction on the third party's rights; or

     (6) is approved for release by written authorization of Borrower or any Guarantor; or

     (7) is disclosed pursuant to the requirement of a governmental agency or disclosure of which is otherwise required by law; or

     (8) to the extent disclosure is required by law, regulation, subpoena or judicial order or process; or

     (9) to assignees or purchasers of this Note who agree to be bound by the provisions of this Section 17.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]





                                       14
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                         GENICOM CORPORATION

                         By:James C. Gale
                            -------------
                         Name:James C. Gale
                              -------------
                         Title: Senior VP Finance and CFO
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